Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of June 15, 2011, and is made by and between Avatar Holdings Inc. (the “Company”), and Allen Anderson (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer, and Executive desires to be so employed, on the terms and conditions set forth herein.

NOW, THEREFORE, Executive and the Company (each, a “Party” and together, the “Parties”) hereby agree as follows:

1.           Employment.  Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive as its Chief Executive Officer as of June 15, 2011 (the “Start Date”), and Executive hereby accepts employment with the Company as of such date.

2.           Term; Position and Responsibilities.

(a)           Term.  The Company shall employ Executive hereunder for a term commencing as of the Start Date and ending on December 31, 2011 (the “Initial Term”).  So long as the Parties agree in writing prior to the end of the Initial Term (which writing may contain such replacement or additional terms to this Agreement as the Parties may agree, including but not limited to a change in Executive’s position), the term of Executive’s employment will continue on January 1, 2012, and terminate on June 30, 2014 (the “Renewal Term” and, together with the Initial Term, the “Term”). Notwithstanding the foregoing, the Initial Term or the Renewal Term (and, therefore, the Term) will terminate upon the earlier termination of Executive’s employment as herein provided.

(b)           Position and Responsibilities.  During the Term, Executive shall serve as Chief Executive Officer of the Company.  Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive’s position as the Board of Directors of the Company (the “Board”) specifies from time to time.  Executive shall devote substantially all of his business time and attention to the performance of such duties and responsibilities; provided, that, Executive shall not be prohibited from (i) performing services for any charitable, religious or community organizations, (ii) continuing to serve as a Manager of JEN Partners, LLC, and (iii) continuing to serve as the Chairman of the Board of Boston Financial Investment Management, so long as such services do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties hereunder.

3.           Base Salary.  During the Term, the Company shall pay Executive an annualized base salary of $360,000, which shall be paid in periodic installments on the Company’s regular payroll dates (“Base Salary”).

4.           Employee Benefits.  During the Term, Executive and his eligible dependents shall be entitled to participate in all employee benefit plans for executive officers on the terms and conditions set forth in such plans (as they may be amended from time to time), other than the Company’s health insurance plans.  In lieu of participation in the Company’s health insurance plans, the Company shall reimburse Executive, in cash, for his cost of participating in his own personal health insurance plan within ten (10) days following the date on which Executive provides appropriate supporting documentation to the Company.

5.           Equity.

                              (a)           First Restricted Stock Award.  Effective as of the Start Date, the Company shall grant to Executive an award (the “First Award”) of 90,000 restricted shares of common stock, par value $0.01, of the Company (“Common Stock”).  The First Award shall be governed by the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement) (the “CAP Plan”) and the award agreement that Executive and the Company shall enter into effective as of the Start Date (the “First Award Agreement”), the terms of which shall be consistent with, and include performance goals that are based on the performance goals described in, this Section 5(a) (the “Performance Goals”).  The restricted stock subject to the First Award shall vest to the extent the Performance Goals have been achieved by the end of the Initial Term.  Within 15 days following the end of the Initial Term, the compensation committee of the Board (the “Compensation Committee”) will determine in good faith whether and to what extent (expressed as a percentage) the Performance Goals have been achieved.  The Performance Goals to be achieved during the Initial Term are:  (A) the identification of, and submission to the Board of a plan for the disposition of, material non-core assets of the Company; (B) the commencement of a plan for a material reduction in general administrative and overhead costs; (C) the submission to the Board of a strategic plan for the Company to achieve positive cash flows and earnings; and (D) the commencement of the relocation of the Company’s corporate offices (including the leasing of new space and a plan for the disposition of the premises in Coral Gables).

                              (b)           Second Restricted Stock Award.  If the Parties agree to extend Executive’s employment in accordance with Section 2(a) above, then effective as of the first day of the Renewal Term (i.e., January 1, 2012), the Company shall grant to Executive an award of 320,000 restricted shares of Common Stock (the “Second Award”).  The Second Award shall be governed by the CAP Plan and the award agreement that Executive and the Company shall enter into as of the date of grant (the “Second Award Agreement”), the terms of which shall be consistent with this Section 5(b).

(i)           The Renewal Term shall be divided into three tranches:  the “First Renewal Sub-Term,” which shall be the period from January 1, 2012, through June 30, 2012; the “Second Renewal Sub-Term,” which shall be the period from July 1, 2012, through June 30, 2013; and “Third Renewal Sub-Term,” which shall be the period from July 1, 2013, through June 30, 2014 (each, a “Sub-Term” and collectively, the “Sub-Terms”).

(ii)           The restricted stock subject to the Second Award shall be divided into three tranches:  the “First Tranche,” which shall be 64,000 shares of restricted stock; the “Second Tranche,” which shall be 128,000 shares of restricted stock; and the “Third Tranche,” which shall be 128,000 shares of restricted stock (each, a “Tranche” and collectively, the “Tranches”).

(iii)           The restricted stock subject to First Tranche shall vest to the extent the goals described in this Sections 5(b)(iii) have been achieved by the end of the First Renewal Sub-Term.  Within 15 days following the end of the First Renewal Sub-Term, the Compensation Committee will determine in good faith whether and to what extent (expressed as a percentage) the goals have been achieved. The goals to be achieved during the First Renewal Sub-Term shall be based on:  (A) a material reduction in general administrative and overhead costs as compared to the general administrative and overhead costs for the six-month period ending June 30, 2011; (B) the approval by the Board of Directors of, and the commencement of the implementation of, a strategic plan for the Company to achieve positive cash flows and earnings; and (C) the completion of the relocation of the Company’s corporate offices.

(iv)           The restricted stock subject to Second Tranche shall vest to the extent the goals described in this Sections 5(b)(iv) have been achieved by the end of the Second Renewal Sub-Term.  Within 15 days following the end of the Second Renewal Sub-Term, the Compensation Committee will determine in good faith whether and to what extent (expressed as a percentage) the goals have been achieved. The goals to be achieved during the Second Renewal Sub-Term shall be based on:  (A) the closing of the sale of material non-core assets of the Company; (B) the submission to, and approval by, the Board of Directors of a plan for the Company to return to profitability by December 31, 2013; and (C) the investment, or commitment, of at least 50% of cash available for long-term investments.

(v)           The restricted stock subject to Third Tranche shall vest to the extent the goals described in this Sections 5(b)(v) have been achieved by the end of the Third Renewal Sub-Term.  Within 15 days following the end of the Third Renewal Sub-Term, the Compensation Committee will determine in good faith whether and to what extent (expressed as a percentage) the goals have been achieved.  The goals to be achieved during the Third Renewal Sub-Term shall be based on:  (A) the continued successful implementation of the strategic plan; and (B) the Company’s return to profitability by December 31, 2013.

6.           Expenses; Vacation; Legal Fees.

(a)           Business Travel, Lodging, etc.  The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with the performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy applicable to its employees as in effect from time to time.

(b)           Vacation.  During the Term, Executive shall be entitled 20 business days of paid vacation days per calendar year (prorated for partial calendar years), without carryover accumulation, which shall accrue in equal installments on a monthly basis.

(c)           Legal Fees.  The Company shall pay or reimburse Executive for all attorneys’ fees and other charges of counsel reasonably incurred by Executive in connection with the negotiation and execution of this Agreement and related agreements and arrangements, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

7.           Termination of Employment.  Executive’s employment hereunder may be terminated by either Party at any time and for any reason (or no reason) upon at least 15 days’ prior written notice (a “Notice of Termination”), which is a written notice by the terminating Party stating that Executive’s employment with the Company will be terminated as of the date specified in such Notice of Termination (the “Date of Termination”).  Upon termination of Executive’s employment, Executive shall be entitled to any accrued and unpaid Base Salary and accrued but unused vacation through the Date of Termination.  As of the effective date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all positions then held by Executive with the Company and its affiliates, unless otherwise requested by the Company (provided, however, that he shall not be required to resign his membership from the Board or from any role incident thereto or associated therewith).

8.           Change in Control or Material Capital Transaction.

(a)           During the Initial Term.

(i)           Notwithstanding anything to the contrary in the CAP Plan or the First Award Agreement, in the event of the occurrence of a Change in Control (as defined below) during the Initial Term, (A) the restricted stock subject to the First Award shall vest in full as of the date of the Change in Control, and (B) in lieu of the Second Award, the Company shall deliver 320,000 fully vested shares of Common Stock as of the date of the Change in Control.

(ii)           Notwithstanding anything to the contrary in the CAP Plan or the First Award Agreement, in the event of the occurrence of a Material Capital Transaction (as defined below) during the Initial Term in connection with which the Company terminates Executive’s employment, provided that Executive is willing to remain employed through the date on which a replacement Chief Executive Officer commences employment with the Company, (A) the restricted stock subject to the First Award shall vest in full as of the date of such termination, and (B) in lieu of the Second Award, the Company shall deliver 320,000 fully vested shares of Common Stock as of the date of termination.

(b)           During the Renewal Term.

(i)           Notwithstanding anything to the contrary in the CAP Plan or the First Award Agreement or the Second Award Agreement, in the event of the occurrence of a Change in Control during the Renewal Term, the restricted stock subject to the First Award (to the extent not then vested) and the restricted stock subject to the Second Award shall vest in full as of the date of the Change in Control.

(ii)           Notwithstanding anything to the contrary in the CAP Plan or the First Award Agreement or the Second Award Agreement, in the event of the occurrence of a Material Capital Transaction during the Renewal Term in connection with which the Company terminates Executive’s employment, provided that Executive is willing to remain employed through the date on which a replacement Chief Executive Officer commences employment with the Company, the restricted stock subject to the First Award (to the extent not then vested) and the restricted stock subject to the Second Award shall vest in full as of the date of such termination.

(c)           Definitions.

(i)           For purposes of this Agreement, a “Material Capital Transaction” shall mean any sale, disposition, merger, acquisition, reorganization, consolidation, split-up, spin-off, combination, exchange of shares, or other similar corporate transaction involving the Company (each, a “Transaction”), where the value of the Transaction is equal to or exceeds one-third of the sum of (A) the total equity value of the Company based on fully diluted shares of Common Stock outstanding including any shares of Common Stock to be issued in such transaction and (B) total outstanding debt.

(ii)           For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the CAP Plan, provided that any nonqualified deferred compensation subject to section 409A of the Code that would become payable pursuant to this Section 8 as a result of a Change in Control shall only become payable if the Change in Control qualifies as a “change in control event” within the meaning of section 409A.

9.           Restrictive Covenants.

(a)           Unauthorized Disclosure.  During the Term and following any termination thereof, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event Executive shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in performance of Executive’s duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the Board, the Company, or any of its affiliates or to the management of the Company or any of its affiliates), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates; or (ii) that the Company or any of its affiliates may receive belonging to customers or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public generally or is in the public domain, in each case, other than by reason of Executive’s breach of this Section 8(a).  For purposes of this Agreement, “Person” means any natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

(b)           Nondisparagement.  Executive agrees that he shall not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any of its affiliates or any of their personnel, nor shall he, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or any of its affiliates, or the reputation of the Company or any of its affiliates, in each case except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement.  The Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing Executive in any way, nor shall it engage in any other conduct or make any other statement that could be reasonably expected to impair Executive’s goodwill or reputation, except to the extent required by law, and then only after consultation with Executive to the extent possible, or to enforce the terms of this Agreement.

(c)           Return of Documents.  In the event of the termination of Executive’s employment, Executive shall deliver to the Company (i) all property of the Company and any of its affiliates then in Executive’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company and any of its affiliates, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(d)           Confidentiality of Agreement.  The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that this Section 9(d) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.

(e)           Cooperation.  Executive agrees that at all times following the termination of his employment, he will cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.

10.           Tax Matters.

(a)           Tax Withholding.  All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

(b)           Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement that are subject to section 409A of the Code until the Executive has incurred a “separation from service” from the Company within the meaning of section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with section 409A of the Code and makes no undertaking to preclude section 409A of the Code from applying to any such payment.

(c)           Section 280G.  Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company as a result of section 280G of the Code, then, to the extent necessary to make the maximum amount of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first; provided, however, that such reduction shall only be made if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under section 4999 of the Code on such unreduced Total Payments).

11.           Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Executive with respect thereto.  All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other Person) are merged herein and superseded hereby.

12.           General Provisions.

(a)           Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 12(a).  The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)           Indemnification; D&O Insurance.  Executive shall be indemnified and held harmless (including the advancement of attorneys’ fees) to the fullest extent permitted or authorized by the Company’s by-laws or other applicable plan, program, agreement or arrangement of the Company.  The rights conferred in this Section 12(b) shall continue as to Executive even if he ceases to be a director or officer of the Company and shall inure to the benefit of Executor’s heirs, executors and administrators.  The Company shall also provide Executive with coverage under its directors’ and officers’ liability insurance policy (or policies) to the same extent provided to its other senior executive officers generally.

(c)           Governing Law; Waiver of Jury Trial.

(i)           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New York, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply.  Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, NY, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  Each Party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Each Party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(e) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii)           Waiver of Jury Trial.  Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each Party certifies and acknowledges that (A) no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (B) each such Party understands and has considered the implications of this waiver; (C) each such Party makes this waiver voluntarily; and (D) each such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12(c)(ii).

(d)           Amendments; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a person authorized by the Company and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by a person authorized thereby.  No waiver by either Party hereto at any time of any breach by any other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the Parties or from any failure by either Party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)           Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by facsimile, by electronic mail, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (iv) addressed to the Party as set forth below (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof).

If to Employee:	At the address contained in the Company’s payroll records

If to the Company:	Avatar Holdings Inc.
201 Alhambra Circle, 12th Floor
Coral Gables, Florida 33134
Attention: Chairman of the Board and General Counsel
Facsimile: (305) 441-7876

with a copy to:	Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Attention: David A. Scherl, Esq.
Facsimile: (212) 735-8608

(f)           Survival.  The Company and Executive hereby agree that the applicable provisions of this Agreement shall survive the expiration of the Term in accordance with their terms.

(g)           Further Assurances.  Each Party hereto agrees with the other Party that it will cooperate with such other Party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other Party may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

(h)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The Parties agree to accept a signed facsimile copy of this Agreement as a fully binding original.

(i)           Headings.  The section and other headings contained in this Agreement are for the convenience of the Parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set Executive’s hand, in each case effective as of the date first above written.

AVATAR HOLDINGS INC.

By:	/s/ Joshua Nash
Name: Joshua Nash
Title: Chairman

/s/ Allen Anderson
ALLEN ANDERSON